Exhibit 99.1
News Release
H&R BLOCK REPORTS FISCAL 2010 FINANCIAL RESULTS
•	Consolidated net income of $479 million, or $1.43 per share, compared to $486 million, or $1.45 per share, in prior year

•	Net income from continuing operations of $489 million, or $1.46 per share, compared to $513 million, or $1.53 per share, in prior year

•	Total revenues of $3.9 billion, down 5.1% compared to $4.1 billion in prior year
For Immediate Release June 24, 2010
     KANSAS CITY, Mo. — H&R Block, Inc. (NYSE: HRB) today reported consolidated net income for the fiscal year ended April 30, 2010 of $479.2 million, or $1.43 per share1, down 1.3 percent from the prior year period of $485.7 million, or $1.45 per share. Net income from continuing operations fell 4.7 percent to $488.9 million, or $1.46 per share, compared to income of $513.1 million, or $1.53 per share in the prior year period. Total revenues declined 5.1 percent to $3.9 billion.
     “Our business results reflect the challenging economic conditions of this tax season, caused by record levels of sustained unemployment that led to fewer returns being filed by our core retail tax client base,” said Russ Smyth, H&R Block’s president and chief executive officer. “Despite these difficult conditions, we were able to minimize the impact on consolidated net income. At the same time we positioned our business for future success by improving the overall client experience, increasing client retention rates and optimizing our operating cost structure,” added Smyth.
Tax Services
     Tax Services reported pretax income of $867.4 million, down 6.4 percent from $927.0 million in the prior year. Total segment revenues fell 5.0 percent year-over-year to $3.0 billion, primarily due to a 6.1 percent decline in total retail returns prepared, partially offset by an increase of 1.1 percent in net average fees per retail return. Same-office tax returns prepared in retail operations fell 3.9 percent over the prior tax season.
     The company’s continued focus on cost-control measures, including reductions in the size of its retail office network and renegotiation of lease payments, resulted in a declining fixed expense base during the fiscal year.
     Total digital tax returns prepared by H&R Block increased 0.4 percent, driven by a 5.0 percent decline in software-based returns that was entirely due to the company’s decision to exit two unprofitable distribution channels. Online returns grew by 4.3

[1]	All per share amounts are based on fully diluted shares.

1

percent, while returns prepared through the Free File Alliance (FFA) increased 2.8 percent.
     Overall, total tax returns prepared (including software and online) by H&R Block were down 4.3 percent compared to the prior year period. Volume declines were more pronounced in the early-season, as total tax returns prepared were down 7.8 percent from Jan. 1 — Feb. 28.
     In tax season 2010, total industry-wide filings at the IRS fell by 1.7 percent to 129.3 million returns. This decline was the largest since 1971, primarily due to continued high levels of unemployment.
RSM McGladrey
     RSM McGladrey reported fiscal 2010 pretax income of $58.7 million, down nearly 39 percent from $96.1 million in the prior year. Revenues declined 4.2 percent to $860.3 million, primarily due to the impact of the overall weak economic environment, which continues to pressure billable rates and hours within the industry. Profitability was negatively impacted by costs associated with previously resolved arbitration proceedings involving McGladrey & Pullen and other costs of litigation totaling $14.5 million in the aggregate, as well as a $15.0 million goodwill impairment charge at our capital markets business unit.
     Excluding these charges, pretax income would have been approximately $88 million and pretax margin for the segment would have been 10.3 percent, essentially flat with the prior year. The shortfall in revenues was partially mitigated by cost reduction efforts throughout the year. These efforts included headcount reductions to reflect lower client demand, as well as other non-client facing cost reduction initiatives.
Corporate
     Corporate operations includes corporate support department costs, such as finance and legal, as well as net interest margin and other gains/losses associated with H&R Block Bank’s mortgage portfolio. Corporate operations reported a fiscal 2010 pretax loss of $141.9 million compared to a loss of $183.8 million in the prior year. Lower losses were primarily due to reductions in insurance costs, reduced loss provisions on mortgage loans held for investment and gains on residual interest assets from the company’s former mortgage business.
     The company’s effective tax rate for continuing operations in fiscal 2010 was 37.6 percent, compared to 38.9 percent in the prior year. The effective tax rate declined from the prior year due to tax-planning strategies which resulted in a reduction in the company’s deferred tax valuation allowance, and non-taxable benefits on company-owned life insurance.
Balance Sheet
     At April 30, 2010, the Company had cash of $1.8 billion and total outstanding debt of $1.1 billion. Shareholder equity at fiscal year-end was $1.4 billion, essentially flat to the prior year as the company returned substantially all earnings to shareholders in the form of share repurchases and dividends.

2

Share Repurchases and Dividends
     The company repurchased and retired 12.8 million shares in fiscal 2010 at a cost of $250.0 million, including repurchases of 6.0 million shares in the fourth quarter at a cost of $100.0 million. A previously announced quarterly cash dividend of 15 cents per share is payable July 1, 2010, to shareholders of record June 10, 2010.
Outlook
     The company expects to reduce annual operating expenses by $140 — $150 million per year by the end of fiscal year 2012 as a result of a realignment of field and support services announced May 19, 2010. The realignment resulted in the elimination of 400 full-time positions and closure of 400 tax offices.
     Due to the seasonality of its business and the current uncertainty in certain external variables that could significantly impact operating results (including but not limited to employment levels, the changing settlement product environment and tax law changes), the company is not currently providing detailed earnings guidance. However, the company will provide directional insights for certain key business metrics on today’s earnings conference call.
     “Moving forward, in our retail business we will aggressively market in the early season and leverage our access to best-in-class financial products, while continuing to improve our service levels for all clients. In our digital business, we will attract more new clients to our online segment and enhance the leadership talent to drive accelerated growth. At McGladrey, we will leverage our enhanced partnership agreement to extend our leadership in the middle market segment. In each of our business segments, we will continue to optimize our operating cost structure to better match our future business needs. The combination of these initiatives will allow us to provide all of our clients with an outstanding value proposition, create a rewarding work environment for our employees, and further improve our returns to shareholders,” said Smyth.
Conference Call
     At 4:30 p.m. EST today, the company will host a conference call for analysts, institutional investors and shareholders. To access the call, please dial the number below approximately five to 10 minutes prior to the scheduled starting time:
U.S./Canada (877) 247-6355 or International (706) 679-0371
Conference ID: 76468825
     The call will also be webcast in a listen-only format for the media and public. The link to the webcast can be accessed directly at http://investor-relations.hrblock.com.
     A replay of the call will be available beginning at 6 p.m. EST on June 24, and continuing until July 15, 2010, by dialing (800) 642-1687 (U.S./Canada) or (706) 645-9291 (International). The conference ID is 76468825. The webcast will be available for replay beginning on June 25 at http://investor-relations.hrblock.com.
Forward Looking Statements
This announcement may contain forward-looking statements, which are any statements that are not historical facts. These forward-looking statements, as well as the Company’s guidance, are

3

based upon the Company’s current expectations and there can be no assurance that such expectations will prove to be correct. Because forward-looking statements involve risks and uncertainties and speak only as of the date on which they are made, the Company’s actual results could differ materially from these statements. These risks and uncertainties relate to, among other things, uncertainties regarding the Company’s ability to attract and retain clients; meet its prepared returns targets; uncertainties and potential contingent liabilities arising from our former mortgage loan origination and servicing business; uncertainties in the residential mortgage market and its impact on loan loss provisions; uncertainties pertaining to the commercial debt market; competitive factors; the Company’s effective income tax rate; litigation defense expenses and costs of judgments or settlements; uncertainties regarding the level of share repurchases; and changes in market, economic, political or regulatory conditions. Information concerning these risks and uncertainties is contained in Item 1A of the Company’s 2009 annual report on Form 10-K and in other filings by the Company with the Securities and Exchange Commission. The Company does not undertake any duty to update any forward-looking statements, whether as a result of new information, future events, or otherwise.
About H&R Block
H&R Block Inc. (NYSE: HRB) is one of the world’s largest tax services providers, having prepared more than 550 million tax returns worldwide since 1955. In fiscal 2010, H&R Block had annual revenues of $3.9 billion and prepared more than 23 million tax returns worldwide, utilizing more than 100,000 highly trained tax professionals. The Company provides tax return preparation services in person, through H&R Block At Home™ online and desktop software products, and through other channels. The Company is also one of the leading providers of business services through RSM McGladrey. For more information, visit our Online Press Center at www.hrblock.com.
For Further Information

Investor Relations:	Derek Drysdale, (816) 854-4513, derek.drysdale@hrblock.com
Media Relations:	Jennifer Love, (816)854-4448, jennifer.love@hrblock.com
# # #

4

KEY OPERATING RESULTS
Unaudited, amounts in thousands, except per share data

	Three months ended April 30,
	Revenues		Income (loss)
	2010	2009	2010	2009
Tax Services	$2,030,299	$2,148,777	$1,080,335	$1,145,357
Business Services	297,647	304,936	68,441	72,616
Corporate and Eliminations	9,948	13,040	(38,366)	(39,919)

	$2,337,894	$2,466,753	1,110,410	1,178,054

Income taxes			417,978	470,245

Net income from continuing operations			692,432	707,809
Net loss from discontinued operations			(1,604)	(906)

Net income			$690,828	$706,903

Basic earnings (loss) per share:
Net income from continuing operations			$2.11	$2.09
Net loss from discontinued operations			—	—

Net income			$2.11	$2.09

Basic shares outstanding			326,255	336,859

Diluted earnings (loss) per share:
Net income from continuing operations			$2.11	$2.08
Net loss from discontinued operations			(0.01)	—

Net income			$2.10	$2.08

Diluted shares outstanding			327,314	337,963

	Year ended April 30,
	Revenues		Income (loss)
	2010	2009	2010	2009
Tax Services	$2,975,252	$3,132,077	$867,362	$927,048
Business Services	860,349	897,809	58,714	96,097
Corporate and Eliminations	38,731	53,691	(141,941)	(183,775)

	$3,874,332	$4,083,577	784,135	839,370

Income taxes			295,189	326,315

Net income from continuing operations			488,946	513,055
Net loss from discontinued operations			(9,704)	(27,382)

Net income			$479,242	$485,673

Basic earnings (loss) per share:
Net income from continuing operations			$1.47	$1.53
Net loss from discontinued operations			(0.03)	(0.08)

Net income			$1.44	$1.45

Basic shares outstanding			332,283	332,787

Diluted earnings (loss) per share:
Net income from continuing operations			$1.46	$1.53
Net loss from discontinued operations			(0.03)	(0.08)

Net income			$1.43	$1.45

Diluted shares outstanding			333,236	334,539
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
     Basic earnings per share is computed using the two-class method and is based on the weighted average number of shares outstanding. The dilutive effect of potential common shares is included in diluted earnings per share.
     Certain reclassifications have been made to prior year amounts to conform to the current year presentation. Effective May 1, 2009, we realigned certain segments of our business to reflect a new management reporting structure. The operations of H&R Block Bank, which were previously reported as the Consumer Financial Services segment, have now been reclassified, with activities that support our retail tax network included in the Tax Services segment, and income and expenses of our static portfolio of mortgage loans held for investment and related assets included in Corporate. These reclassifications had no effect on our total operating expenses, results of operations or stockholders’ equity as previously reported.

CONDENSED CONSOLIDATED BALANCE SHEETS
Amounts in thousands, except per share data

	April 30,	April 30,
	2010	2009
ASSETS

Current assets:
Cash and cash equivalents	$1,804,045	$1,654,663
Cash and cash equivalents — restricted	34,350	51,656
Receivables, net	517,986	512,814
Prepaid expenses and other current assets	292,655	351,947

Total current assets	2,649,036	2,571,080

Mortgage loans held for investment, net	595,405	744,899
Property and equipment, net	345,470	368,289
Intangible assets, net	367,432	385,998
Goodwill	840,447	850,230
Other assets	436,528	439,226

Total assets	$5,234,318	$5,359,722

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Customer banking deposits	$852,555	$854,888
Accounts payable, accrued expenses and other current liabilities	756,577	705,945
Accrued salaries, wages and payroll taxes	199,496	259,698
Accrued income taxes	459,175	543,967
Current portion of long-term debt	3,688	8,782
Current Federal Home Loan Bank borrowings	50,000	25,000

Total current liabilities	2,321,491	2,398,280

Long-term debt	1,035,144	1,032,122
Long-term Federal Home Loan Bank borrowings	25,000	75,000
Other noncurrent liabilities	412,053	448,461

Total liabilities	3,793,688	3,953,863

Stockholders’ equity:
Common stock, no par, stated value $.01 per share	4,314	4,442
Additional paid-in capital	832,604	836,477
Accumulated other comprehensive income (loss)	1,678	(11,639)
Retained earnings	2,658,586	2,671,437
Less treasury shares, at cost	(2,056,552)	(2,094,858)

Total stockholders’ equity	1,440,630	1,405,859

Total liabilities and stockholders’ equity	$5,234,318	$5,359,722

CONDENSED CONSOLIDATED INCOME STATEMENTS
Unaudited, amounts in thousands, except per share data

	Three months ended April 30,		Year ended April 30,
	2010	2009	2010	2009
Revenues:
Service revenues	$1,944,217	$2,081,162	$3,231,487	$3,437,906
Product and other revenues	344,018	324,573	520,440	491,155
Interest income	49,659	61,018	122,405	154,516

	2,337,894	2,466,753	3,874,332	4,083,577

Operating expenses:
Cost of revenues	1,024,850	1,106,566	2,467,996	2,596,218
Selling, general and administrative	203,936	184,436	631,499	648,490

	1,228,786	1,291,002	3,099,495	3,244,708

Operating income	1,109,108	1,175,751	774,837	838,869
Other income, net	1,302	2,303	9,298	501

Income from continuing operations before taxes	1,110,410	1,178,054	784,135	839,370
Income taxes	417,978	470,245	295,189	326,315

Net income from continuing operations	692,432	707,809	488,946	513,055
Net loss from discontinued operations	(1,604)	(906)	(9,704)	(27,382)

Net income	$690,828	$706,903	$479,242	$485,673

Basic earnings (loss) per share:
Net income from continuing operations	$2.11	$2.09	$1.47	$1.53
Net loss from discontinued operations	—	—	(0.03)	(0.08)

Net income	$2.11	$2.09	$1.44	$1.45

Basic shares outstanding	326,255	336,859	332,283	332,787

Diluted earnings (loss) per share:
Net income from continuing operations	$2.11	$2.08	$1.46	$1.53
Net loss from discontinued operations	(0.01)	—	(0.03)	(0.08)

Net income	$2.10	$2.08	$1.43	$1.45

Diluted shares outstanding	327,314	337,963	333,236	334,539

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited, amounts in thousands

	Year ended April 30,
	2010	2009

Net cash provided by operating activities	$587,469	$1,024,439

Cash flows from investing activities:
Available-for-sale securities:
Purchases of available-for-sale securities	(5,365)	(5,092)
Sales of and payments received on available-for-sale securities	15,758	15,075
Principal payments on mortgage loans held for investment, net	72,832	91,329
Purchases of property and equipment	(90,515)	(97,880)
Payments made for business acquisitions, net of cash acquired	(10,539)	(293,805)
Net cash provided by investing activities of discontinued operations	—	255,066
Other, net	49,182	40,867

Net cash provided by investing activities	31,353	5,560

Cash flows from financing activities:
Repayments of commercial paper	(1,406,013)	—
Proceeds from commercial paper	1,406,013	—
Repayments of other borrowings	(4,267,773)	(4,762,294)
Proceeds from other borrowings	4,242,727	4,733,294
Customer banking deposits	17,539	64,357
Dividends paid	(200,899)	(198,685)
Repurchase of common stock, including shares surrendered	(254,250)	(106,189)
Proceeds from exercise of stock options	16,682	71,594
Proceeds from issuance of common stock, net	—	141,415
Net cash provided by financing activities of discontinued operations	—	4,783
Other, net	(35,144)	11,492

Net cash used in financing activities	(481,118)	(40,233)

Effects of exchange rates on cash	11,678	—

Net increase in cash and cash equivalents	149,382	989,766
Cash and cash equivalents at beginning of the period	1,654,663	664,897

Cash and cash equivalents at end of the period	$1,804,045	$1,654,663

Supplementary cash flow data:
Income taxes paid (refunds received), net	$359,559	$(1,593)
Interest paid on borrowings	78,305	89,541
Interest paid on deposits	10,156	14,004
Transfers of loans to foreclosed assets	19,341	65,171

INTERIM U.S. TAX OPERATING DATA
(amounts in thousands, except net average fee)

	Year ended April 30,		Percent
	2010	2009(1)	Change
Net tax preparation fees — retail: (2)
Company-owned operations	$1,812,715	$1,929,751	-6.1%
Franchise operations	882,683	906,337	-2.6%

Total retail operations	$2,695,398	$2,836,088	-5.0%

Total returns prepared:
Company-owned operations	9,182	9,844	-6.7%
Franchise operations	5,064	5,323	-4.9%

Total retail operations	14,246	15,167	-6.1%

Digital software	2,193	2,309	-5.0%
Digital online	2,893	2,775	4.3%

Sub-total	5,086	5,084	0.0%
Digital Free File Alliance	810	788	2.8%

Total digital tax solutions	5,896	5,872	0.4%

	20,142	21,039	-4.3%

Net average fee — retail: (2, 3)
Company-owned operations	$197.42	$196.21	0.6%
Franchise operations	174.32	170.31	2.4%

Total retail operations	$189.21	$187.12	1.1%

(1)	Prior year numbers have been reclassified between company-owned and franchise operations for offices which were refranchised during either year.

(2)	Amounts include gross tax preparation fees less coupons and discounts.

(3)	Amounts are calculated as net retail tax preparation fees divided by retail tax returns.

NON-GAAP RECONCILIATION
Unaudited, amounts in thousands
     We report our financial results in accordance with generally accepted accounting principles (GAAP). However, we believe certain non-GAAP performance measures and ratios used in managing the business may provide additional meaningful comparisons between current year results and prior periods. Reconciliations to GAAP financial measures are provided below. These non-GAAP financial measures should be viewed in addition to, not as an alternative for, our reported GAAP results.

Year ended April 30,
2010
Business Services revenues	$860,349

Business Services pretax income	$58,714
Add back:
Goodwill impairment	15,000
Cost of M&P arbitration and increases in legal reserves	14,505

29,505

Business Services pretax income — adjusted	$88,219

Pretax margin	6.8%
Pretax margin — adjusted	10.3%